UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 7, 2008

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda,  MD 20817
(Address of Principal Executive Offices)  (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 7, 2008, the Board of Directors of DiamondRock Hospitality Company (“DiamondRock”) issued a press release announcing that, effective September 1, 2008, it will appoint Mark W. Brugger as DiamondRock’s Chief Executive Officer to succeed William W. McCarten upon his retirement as DiamondRock’s Chief Executive Officer as of September 1, 2008.  Mr. McCarten will remain as the Chairman of the Board of Directors of DiamondRock. A copy of the press release announcing the transition is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Board of Directors also announced that, effective September 1, 2008, it will expand the Board of Directors from 6 members to 7 members with the appointment of Mr. Brugger as a member of the Board of Directors.

Mark Brugger, 38, has had a wide array of experience in lodging and real estate over the last 13 years.  He is one of the founders of DiamondRock and has served as its Executive Vice President, Chief Financial Officer and Treasurer since its formation.  In this role, he led all of the Company’s capital markets activities, helped to formulate strategies, and sourced a number of DiamondRock’s hotel acquisitions.

Prior to helping form DiamondRock in 2004, Mr. Brugger served as Vice President of Project Finance for Marriott International, Inc.  In this capacity he was responsible for a number of large and complex lodging transactions on behalf of Marriott International, Inc.  From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales at Transwestern Commercial Services, formerly the Carey Winston Company.  From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Homes.

Mr. Brugger received a Juris Doctorate from American University School of Law and a Bachelors of Arts from the University of Maryland at College Park.

There are no arrangements or understandings between Mr. Brugger or any other person(s) pursuant to which he was selected as an officer, and DiamondRock has not entered into, nor has any currently proposed plans to enter into, any transactions in which Mr. Brugger, or any of his immediate family members, has or will have a direct or indirect material interest. In addition, there are no family relationships between Mr. Brugger and any other director or executive officer of DiamondRock.

DiamondRock has not entered into an employment agreement with any of its employees, including Mr. Brugger, Mr. McCarten or John L.Williams, the Company’s President and Chief Operating Officer.

Effective September 1, 2008, DiamondRock intends to pay Mr. Brugger a base salary of $600,000 per year with a bonus payable under DiamondRock’s incentive compensation plan; the bonus may range from 0% to 150% of his base salary, with a target of 100%, threshold of 50% and maximum bonus of 150%.  DiamondRock does not currently intend to adjust his cash compensation in 2009.  In addition, while it has not made any commitments, the Board of Directors currently intends to grant Mr. Brugger an annual equity grant with a value of $1.5 million starting in February of 2009.

Through December 31, 2008, Mr. McCarten will continue to receive his existing base salary of $564,000 per year and earn any bonus that he is entitled to under the 2008 incentive compensation plan. Commencing January 1, 2009, DiamondRock intends to pay Mr. McCarten a base salary of $300,000 per year with a bonus payable under DiamondRock’s incentive compensation plan; the bonus may range from 0% to 150% of his base salary, with a target of 100%, threshold of 50% and maximum bonus of 150%.  In addition, while it has not made any commitments, the Board of Directors currently intends to grant Mr. McCarten an annual equity grant with a value of $500,000 starting in February of 2009.

Effective September 1, 2008, DiamondRock intends to pay Mr. Williams a base salary of $525,000 per year.  Under DiamondRock’s 2008 incentive compensation plan, Mr. Williams is entitled to a bonus which may range from 0% to 120% of his base salary received in 2008, with a target of 80%, threshold of 40% and maximum bonus of 120%.  DiamondRock does not currently intend to adjust his cash compensation in 2009.  In addition, while it has not made any commitments, the Board of Directors currently intends to grant Mr. Williams a special one-time equity grant with a value of $2.0 million in September 2008.  The equity grant will be in the form of restricted stock and will vest in its entirety on September 1, 2011 if Mr. Williams is employed by DiamondRock on such date.

Each of Messrs. McCarten, Brugger and Williams will continue to be covered by the March 2007 severance agreements, which are described in DiamondRock’s Proxy Statement, dated March 24, 2008, and are incorporated herein by reference, except that, upon appointment as the Company’s Chief Executive Officer, Mr. Brugger’s severance agreement will be amended so that his severance multiple will be three times his base salary and his target bonus.

ITEM 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: July 7, 2008	By:	/s/ Michael D. Schecter
Michael D. Schecter
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 7, 2008.